Exhibit 10.3

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is made as of the 1st day of August, 2008, by and among Proto Labs, Inc., a Minnesota corporation (the “Company”), the Investors listed on Schedule A and the Key Holders listed on Schedule B.

A. The Company and North Bridge Growth Equity I, L.P., a Delaware limited partnership (“North Bridge”), are parties to the Series A Preferred Stock Purchase Agreement, of even date herewith (the “Purchase Agreement”), pursuant to which North Bridge, an Investor, has agreed to purchase shares of the Series A Preferred Stock of the Company, $.001 par value per share (“Series A Preferred Stock”).

B. The Key Holders and the Company desire to further induce North Bridge to purchase the Series A Preferred Stock.

NOW, THEREFORE, the Company, the Key Holders and the Investors agree as follows:

1. Definitions.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person, or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Capital Stock” means (a) shares of Common Stock and Series A Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Series A Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio as set forth in the Company’s Amended and Restated Articles of Incorporation.

“Common Stock” means shares of Common Stock of the Company, $.001 par value per share.

“Company Notice” means written notice from the Company notifying the selling Key Holder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Transfer.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

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“Investor Notice” means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Transfer.

“Investors” means the Persons listed on Schedule A hereto, each Person to whom the rights of an Investor are assigned pursuant to Section 6.8 and any one of them, as the context may require.

“Key Holders” means the Persons listed on Schedule B hereto, each Person to whom the rights of a Key Holder are assigned pursuant to Section 3.1, each Person who hereafter becomes a signatory to this Agreement pursuant to Section 6.8 or 6.14 and any one of them, as the context may require.

“Major Holder Notice” means written notice from a non-selling Major Holder notifying the Company and the selling Key Holder that such non-selling Major Holder intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Transfer.

“Major Holders” means the Persons identified as “Major Holders” on Schedule B hereto.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“PIC” means Protomold Investment Company, LLC, a Minnesota limited liability company.

“Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders representing in excess of 0.1% of the issued and then outstanding Common Stock (calculated on a fully diluted, as converted or exercised basis).

“Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Transfer.

“Prospective Transferee” means any Person to whom a Key Holder proposes to make a Proposed Transfer.

“Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

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“Secondary Notice” means written notice from the Company notifying the Investors and Major Holders that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Transfer.

“Secondary Refusal Right” means the right, but not an obligation, of each Investor and non-selling Major Holder to purchase any Transfer Stock not purchased pursuant to the Right of First Refusal, in an amount up to such Investor’s or non-selling Major Holder’s pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors and Major Holders), on the terms and conditions specified in the Proposed Transfer Notice.

“Transfer Stock” means shares of Capital Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include (a) any shares of Series A Preferred Stock, (b) any shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock, or (c) any shares of Capital Stock owned by PIC.

“Undersubscription Notice” means written notice from an Investor or non-selling Major Holder notifying the Company and the selling Key Holder that such Investor or non-selling Major Holder intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2. Agreement Among the Company, the Investors and the Key Holders.

2.1 Right of First Refusal.

(a) Grant. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b) Notice. Each Key Holder proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Company and to each Investor and non-selling Major Holder. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Key Holder within 15 days after the selling Key Holder delivers the Proposed Transfer Notice to the Company.

(c) Grant of Secondary Refusal Right to Investors and Non-Selling Major Holders. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Investors and non-selling Major Holders a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to its Right of First Refusal, as provided in this Section 2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Transfer, the Company must deliver a Secondary Notice to the selling Key Holder and to each Investor and non-selling Major Holder no later than 20 days after the selling Key Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary

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Refusal Right, an Investor or non-selling Major Holder must deliver an Investor Notice or a Major Holder Notice, as the context may require, to the selling Key Holder and the Company no later than 30 days after the Company delivers the Secondary Notice to the selling Key Holder and to each Investor and non-selling Major Holder (the “Secondary Notice Period”).

(d) Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company, the Investors and/or the non-selling Major Holders with respect to some but not all of the Transfer Stock by the end of the Secondary Notice Period, then the Company shall, promptly after the expiration of the Secondary Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors and non-selling Major Holders who fully exercised their Secondary Refusal Right within the Secondary Notice Period (the “Exercising Shareholders”). Each Exercising Shareholder shall, subject to the provisions of this Section 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Shareholder must deliver an Undersubscription Notice to the selling Key Holder and the Company within 10 days after the expiration of the Secondary Notice Period. In the event there are two or more such Exercising Shareholders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(d) shall be allocated to such Exercising Shareholders pro rata based on the number of shares of Capital Stock owned by such Exercising Shareholders (without giving effect to any shares of Transfer Stock that any such Exercising Shareholder has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Shareholders, the Company shall promptly notify all of the Exercising Shareholders and the selling Key Holder of that fact.

(e) Forfeiture of Rights. Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Company, the Investors and the non-selling Major Holders have agreed to purchase in the Company Notice, Investor Notices, Major Holder Notices and Undersubscription Notices is less than 90% of the total number of shares of Transfer Stock, then the Company, the Investors and the non-selling Major Holders shall be deemed to have forfeited any right to purchase such Transfer Stock, and the selling Key Holder shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation the terms and restrictions set forth in Sections 2.2 and 6.8(b); (ii) any future Proposed Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within 90 days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such 90-day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

(f) Consideration; Closing. If the consideration proposed to be paid by the Prospective Transferee for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or

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any Investor or non-selling Major Holder cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor or non-selling Major Holder may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company, the Investors and the non-selling Major Holders shall take place, and all payments from the Company, the Investors and the non-selling Major Holders shall have been delivered to the selling Key Holder within 90 days after the selling Key Holder delivers the Proposed Transfer Notice.

2.2 Right of Co-Sale.

(a) Exercise of Right. If any Transfer Stock subject to a Proposed Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor and PIC may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 2.2(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if an Investor wishes to sell Series A Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Series A Preferred Stock into Common Stock). Each party who desires to exercise its Right of Co-Sale must give the selling Key Holder written notice to that effect (a “Co-Sale Notice”) within 15 days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such party shall be deemed to have effectively exercised its Right of Co-Sale.

(b) Shares Includable. Each party who timely exercises such Investor’s Right of Co-Sale by delivering a Co-Sale Notice may include in the Proposed Transfer all or any part of such party’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer (excluding shares purchased pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such party exercising its Right of Co-Sale immediately before consummation of the Proposed Transfer (including any shares that such party has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Investors and PIC immediately prior to the consummation of the Proposed Transfer (including any shares that all Investors and PIC have collectively agreed to purchase pursuant to the Secondary Refusal Right), plus the number of shares of Transfer Stock held by the selling Key Holder. To the extent one or more of the Investors and PIC exercise such Right of Co-Sale, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Transfer shall be correspondingly reduced.

(c) Delivery of Certificates. Each Investor and PIC shall effect its participation in the Proposed Transfer by delivering to the transferring Key Holder, no later than 15 days after delivering its Co-Sale Notice, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i) the number of shares of Common Stock to be included in the Proposed Transfer; or

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(ii) the number of shares of Series A Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Investor elects to include in the Proposed Transfer, provided that such Investor must first convert the Series A Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d) Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 2.2.

(e) Deliveries. Each stock certificate delivered to the selling Key Holder pursuant to Section 2.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Key Holder shall concurrently therewith remit or direct payment to each seller the portion of the sale proceeds to which such seller is entitled by reason of its participation in such sale. If any Prospective Transferee refuses to purchase securities subject to the Right of Co-Sale from any party exercising its Right of Co-Sale hereunder, no Key Holder may sell any Transfer Stock to such Prospective Transferee unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such seller on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(f) Additional Compliance. If any Proposed Transfer is not consummated within 90 days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor or PIC hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.2.

2.3 Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

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(b) Violation of First Refusal Right. If any Key Holder becomes obligated to sell any Transfer Stock to the Company or any Investor or non-selling Major Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company, such Investor and/or non-selling Major Holder may, at its option, in addition to all other remedies it may have, send to such selling Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor or non-selling Major Holder (or request that the Company effect such transfer in the name of an Investor or non-selling Major Holder) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c) Violation of Co-Sale Right. If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), PIC and each Investor who desire to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Investor and PIC the type and number of shares of Capital Stock that such Investor and PIC would have been entitled to sell to the Prospective Transferee under Section 2.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2.2. The sale will be made on the same terms and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within 90 days after the Investor or PIC learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such Key Holder shall also reimburse each Investor and PIC for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the its rights under Section 2.2.

3. Exempt Transfers and Offerings.

3.1 Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply: (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its shareholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, (c) for any Key Holder, to a pledge of an amount of such Key Holder’s Transfer Stock that equals no more than 2% of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), which creates a mere security interest in the pledged Transfer Stock, provided that (1) the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Key Holder making such pledge, and (2) the pledging Key Holder provides the Company’s Board of Directors with prior written notice of such pledge, (d) to redemptions of Transfer Stock, or options or warrants to acquire shares of Transfer Stock, from one or more Key Holders by the Company in an amount not to exceed 5% of the fully diluted capital stock of the Company per any twelve month period beginning on August 1 and ending the next July 31, or (e) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide

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estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her Immediate Family Members, any other Person approved by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such Immediate Family Members, provided that in the case of clauses (a), (c), or (e), the Key Holder shall deliver prior written notice to the Investors and non-selling Major Holders of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Transfers of such Transfer Stock pursuant to Section 2; and provided, further, in the case of any transfer pursuant to clause (a) or (e) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (b) pursuant to a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Articles of Incorporation).

3.3 Prohibited Transferees. Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Stock to (a) any entity that, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

3.4 PIC Transfers. PIC may not transfer, sell, assign, pledge, mortgage, hypothecate, encumber or otherwise dispose of any shares of its Capital Stock without the prior written consent of the Company’s Board of Directors, such consent not to be unreasonably withheld; provided that any transferee of such shares shall, if so determined by the Company’s Board of Directors, become a party to this Agreement as a Key Holder as a condition to such transfer.

4. Legend. Each certificate representing shares of Transfer Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted hereby shall be endorsed with a legend reading substantially as follows:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

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Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5. Lock-Up.

5.1 Agreement to Lock-Up. Each Key Holder (other than PIC) hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days): (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Key Holders (other than PIC) if all officers, directors and holders of more than 1% of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Series A Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Key Holder (other than PIC) further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.2 Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Key Holder (other than PIC) (and transferees and assignees thereof) until the end of such restricted period.

6. Miscellaneous.

6.1 Term. This Agreement shall automatically terminate upon the earlier of (a) except with respect to Section 5 above, which shall continue as provided therein, immediately prior to the consummation of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (provided that if such a public offering is consummated before August 1, 2012, the offering price shall be at least $244.12 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), resulting in at least $40,000,000 of aggregate gross proceeds to the Company), and (b) the consummation of a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Articles of Incorporation).

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6.2 Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3 Ownership. Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other Person has any interest in such shares.

6.4 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.4. If notice is given to the Company, it shall be sent to Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, MN 55359, Attention: Bradley A. Cleveland; and a copy (which shall not constitute notice) shall also be sent to Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, Attention: Robert D. Tyler, and if notice is given to Investors, a copy shall also be given to Weil, Gotshal & Manges LLP, 100 Federal Street, Floor 34, Boston, MA 02110, Attention: Kevin J. Sullivan, and if notice is given to PIC, it shall be sent to 2600 Eagan Woods Drive, Suite 150, Eagan, MN 55121, Attention: Brian K. Smith, and a copy shall also be sent to Maslon Edelman Borman & Brand, LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, Attention: Jerome B. Simon.

6.5 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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6.7 Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) PIC, (c) the Key Holders (exclusive of PIC) holding a majority of the shares of Transfer Stock then held by all of the Key Holders, and (d) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Series A Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Notwithstanding the foregoing, PIC’s consent to any amendment or waiver shall not be required if such amendment or waiver does not adversely affect PIC in a manner materially different than the Investors or any other Key Holder; provided that PIC shall be given prompt written notice of any such amendment or waiver to which PIC did not consent. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors and Key Holders, respectively, in the same fashion and (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not directly apply to the Key Holders or does not adversely affect the rights of the Key Holders in a manner different from the effect on the rights of the other parties hereto, and (iii) Schedules A and B hereto may be amended by the Company from time to time in accordance with Section 1.3 of the Purchase Agreement to add information regarding additional Investors without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.8 Assignment of Rights.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investors, as a condition to any transfer or

Proto Labs, Inc.: Right of First Refusal and Co-Sale Agreement	Page 11

assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c) The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) to any Affiliate or (ii) to an assignee or transferee who acquires at least 5% of the shares of Capital Stock then held by such Investor, it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d) Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The parties hereto agree that any action brought by any party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be subject to the non-exclusive jurisdiction and venue of any state or federal court located in Minnesota. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

6.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.12 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.13 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

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6.14 Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) 0.1% or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such Person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder. Schedule B to this Agreement may be updated to reflect such additional party without the consent of the other parties hereto.

6.15 Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

Proto Labs, Inc.: Right of First Refusal and Co-Sale Agreement	Page 13

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

COMPANY:

PROTO LABS, INC.

By:	/s/ Bradley A. Cleveland
Name:	Bradley A. Cleveland
Title:	President and Chief Executive Officer

Proto Labs, Inc.: Right of First Refusal and Co-Sale Agreement	Signature Page

INVESTORS:

NORTH BRIDGE GROWTH EQUITY I, L.P.
By: North Bridge Growth Management, L.P., its General Partner
By: NBGE GP, LLC, its General Partner

By:	/s/ Douglas Kingsley
Name:	Douglas Kingsley
Title:	Partner

Proto Labs, Inc.: Right of First Refusal and Co-Sale Agreement	Signature Page

KEY HOLDERS:

Signature:	/s/ Lawrence Lukis
Name: Lawrence Lukis

Signature:	/s/ Bradley A. Cleveland
Name: Bradley A. Cleveland

Signature:	/s/ Gregg Bloom
Name: Gregg Bloom

Signature:	/s/ Mark Gilbert
Name: Mark Gilbert

Signature:	/s/ Mark Kubicek
Name: Mark Kubicek

Signature:	/s/ Yuri Dreizin
Name: Yuri Dreizin

Signature:	/s/ Margaret Loftus
Name: Margaret Loftus

Signature:	/s/ Don Krantz
Name: Don Krantz

Signature:	/s/ John Tumelty
Name: John Tumelty

Signature:	/s/ Kevin Crystal
Name: Kevin Crystal

Signature:	/s/ Brian Lukis
Name: Brian Lukis

Proto Labs, Inc.: Right of First Refusal and Co-Sale Agreement	Signature Page

Signature:	/s/ Chris Walls-Manning
Name: Chris Walls-Manning

Signature:	/s/ John Goodman
Name: John Goodman

Signature:	/s/ Erick Latt
Name: Erick Latt

Signature:	/s/ Eric Boyd
Name: Eric Boyd

Signature:	/s/ Matthew Lindner
Name: Matthew Lindner

PROTOMOLD INVESTMENT COMPANY, LLC

By:	/s/ Brian K. Smith
Name:	Brian K. Smith
Title:	Chief Manager

Proto Labs, Inc.: Right of First Refusal and Co-Sale Agreement	Signature Page

SCHEDULE A

INVESTORS

Name and Address
North Bridge Growth Equity I, L.P. 950 Winter Street, Suite 4600 Waltham, MA 02451

Proto Labs, Inc.: Right of First Refusal and Co-Sale Agreement	Schedule A

SCHEDULE B

KEY HOLDERS AND MAJOR HOLDERS

Name and Address
Lawrence Lukis* 125 Westwood Lane Wayzata, MN 55391

Protomold Investment Company, LLC* 2600 Eagan Woods Drive, Suite 150 Eagan, MN 55121

Bradley A. Cleveland* 4520 Juneau Lane N Plymouth, MN 55446

Gregg Bloom 7761 53rd St. N Lake Elmo, MN 55042

Mark Gilbert 1855 Lincoln Ave. St. Paul, MN 55105

Mark Kubicek 17570 Java Ct. S Lakeville, MN 55044

Yuri Dreizin 308 Turnpike Road Golden Valley, MN 55416

Margaret Loftus 18630 Texas Ave. Prior Lake, MN 55372

Don Krantz 7893 Bailey Dr. Eden Prairie, MN 55347

John Tumelty Yewtree House Myddle, Shropshire 5463RP UK

Proto Labs, Inc.: Right of First Refusal and Co-Sale Agreement	Schedule B

Kevin Crystal 940 Saddlebrook Curve Chanhassen, MN 55317

Brian Lukis 5701 E. Glen Moor Rd. Minnetonka, MN 55345

Chris Walls-Manning 7960 Cedar St. Greenfield, MN 55373

John Goodman 6686 Pointe Lake Lucy Chanhassen, MN 55317

Erick Latt 107 Meadowlark Dr. Delano, MN 55328

Eric Boyd 4530 Quantico Lane N Plymouth, MN 55446

Matthew Lindner 13205 Bush Lane Eden Prairie, MN 55347

* Major Holders

Proto Labs, Inc.: Right of First Refusal and Co-Sale Agreement	Schedule B